CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
TELEDYNE TECHNOLOGIES INCORPORATED

Teledyne Technologies Incorporated (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
1:That the Board of Directors of Teledyne Technologies Incorporated adopted the following resolutions setting forth two proposed amendments of the Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and directing that said amendments be considered at the 2024 Annual Meeting of Stockholders of said corporation held on April 24, 2024. The resolution setting forth the proposed amendments are as follow:
RESOLVED:    that subject to approval by the stockholders, the existing Article TEN of the Charter be amended and restated, in its entirety, as set forth below:
“TEN     (A) Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by the affirmative vote of a majority of the whole Board of Directors. Each director serving as a director immediately following the 2024 Annual Meeting of Stockholders, unless he or she may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall hold office until the expiration of the term for which he or she has been elected, and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. At the 2024 Annual Meeting of Stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a three-year term expiring at the 2027 Annual Meeting of Stockholders. At the 2025 Annual Meeting of Stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2027 Annual Meeting of Stockholders. At the 2026 Annual Meeting of Stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2027 Annual Meeting of Stockholders. At the 2027 Annual Meeting of Stockholders, and at each meeting of stockholders thereafter, each director shall be elected for a one-year term expiring at the next Annual Meeting of Stockholders. Each director shall hold office until the expiration of the term for which he or she is elected, and until his or her successor shall have been elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.
(B) Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors:
(a) In case of any increase in the number of directors, the additional director or directors, and in case of any vacancy in the Board of Directors due to death, resignation, removal, disqualification or any other reason, the successors to fill the vacancies, shall be elected only by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and not by the stockholders, unless otherwise provided by law or by resolution adopted by a majority of the whole Board of Directors.
(b) Directors appointed in the manner provided in paragraph (a) to newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or any other cause shall hold office for a term expiring at the next annual meeting of stockholders at which their term expires.
(c) No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(C) Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of 75% of the Voting Power, voting together as a single class.”

RESOLVED:    that subject to approval by the stockholders, the Charter be amended to add Article FOURTEEN, as set forth below:
“FOURTEEN    No officer of the Company shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law (“DGCL”), as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article, or the adoption of any provision of the Restated Certificate of Incorporation inconsistent with this Article, shall not adversely affect any right or protection of an officer of the Corporation with respect to act of omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after the approval of this Article by the stockholders to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

SECOND: That thereafter, pursuant to the direction of the Board of Directors of the Corporation, the Annual Meeting of the stockholders of said Corporation was duly called and held, at which meeting the necessary number of shares, as required by statute, were voted in favor of each of the amendments.
THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware, as amended.

    IN WITNESS WHEREOF, said TELEDYNE TECHNOLOGIES INCORPORATED. has caused this Certificate of Amendment to be executed on its behalf on this April 24, 2024.
TELEDYNE TECHNOLOGIES INCORPORATED
By: /s/ Melanie S. Cibik
Name: Melanie S. Cibik
Title: Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

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